Exhibit 99.1
NAVIGANT INTERNATIONAL
CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

NAVIGANT INTERNATIONAL (FLYR) REPAYS $34 MILLION OF DEBT

Denver, CO; September 26, 2002 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States, announced today that, due to receipt of payments from vendor sources, including a contract renewal, Navigant was able to make a voluntary prepayment on its $135 million bank credit facility on September 25, 2002, aggregating $34 million. Following this prepayment, the outstanding total debt under Navigant’s bank credit facility and its Senior Secured Notes was approximately $162 million. A majority of the vendor payments received will be deferred and recognized as income over the life of the renewed contract.

About Navigant International (www.navigant.com)
Denver-based Navigant International is the second largest travel management business services provider in the United States with more than 13,000 corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ 2.0 powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,400 Associates in approximately 1,500 offices and on-site travel operations throughout the United States, in various U.S. territories and in 18 foreign countries. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information, visit www.navigant.com

This news release contains forward-looking statements, including statements about Navigant International’s growth strategies and opportunities, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, general economic conditions, and risks related to integration of operations and acquisitions, and the risk factors described in Navigant International’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in Navigant International’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and Navigant International undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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